EXHIBIT 99.1
[XTO Logo Here]
NEWS RELEASE

 For Immediate Release

Number: 08-14

XTO ENERGY ANNOUNCES 1Q EARNINGS AND RECORD PRODUCTION

FORT WORTH, TX (April 23, 2008) - XTO Energy Inc. (NYSE-XTO) today reported record first quarter 2008 production of 2.11 billion cubic feet equivalent (Bcfe) per day, up 32% from the first quarter 2007 level of 1.60 Bcfe per day. Total revenues for the first quarter were $1.67 billion, a 43% increase from $1.17 billion the prior year. Earnings for the quarter were $465 million, or $0.94 per share ($0.92 diluted), compared with first quarter 2007 earnings of $383 million, or $0.83 per share ($0.82 diluted). First quarter 2008 earnings include the effects of a non-cash derivative fair value gain. Excluding this non-cash change, the Company=s adjusted earnings were $456 million, or $0.92 per share ($0.91 diluted), compared to first quarter 2007 adjusted earnings of $406 million, or $0.89 per share ($0.87 diluted).1

Operating income for the quarter was $824 million, a 27% increase from first quarter 2007 operating income of $647 million. Operating cash flow, defined as cash provided by operations, before changes in operating assets and liabilities and exploration expense, was $1.06 billion, up 33% from 2007 first quarter comparable operating cash flow of $795 million.1

First quarter daily gas production averaged 1.71 billion cubic feet (Bcf), up 35% from first quarter 2007 daily production of 1.26 Bcf. Daily oil production for the first quarter was 51.5 thousand barrels, a 13% increase from the first quarter 2007 level of 45.6 thousand barrels. During the quarter, natural gas liquids production was 16.0 thousand barrels per day, a 48% increase from the prior year quarter rate of 10.8 thousand barrels per day.

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XTO Energy Announces 1Q Earnings and Record Production

“Our exceptional results in the first quarter provide a strong start to what we believe will be another record year for XTO,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “With the ongoing success of our capital programs, we are increasing the production growth target to 23% for the year, up from 20%. Given the unique opportunities in the acquisition market, we are also securing both producing properties and bolt-on leasehold to expand our future growth platforms, from East Texas to our multiple shale basins. As shareholders, we are imposing our commitment and discipline to creating long term value.”

Keith A. Hutton, President, further comments. AOur operational teams delivered another record quarter with production volumes up 32% year over year, and 3% sequentially. In East Texas, the daily production from the Freestone Trend continued to move upwards, averaging 677 MMcfe for the period. In the Barnett Shale, current gross production has now reached 620 MMcfe per day. Our drilling in the Woodford and Fayetteville shales yielded several new wells with daily production rates averaging 3 MMcfe and 2 MMcfe, respectively. From our efforts in both west and south Texas, oil production increased by 6% over the last quarter, as significant wells came online. Overall, the Company is now operating 84 drilling rigs. Looking ahead in 2008, we are increasing our development budget from $2.6 to $3 billion to accommodate XTO’s expanding growth opportunities.@

The average gas price for the first quarter increased 4% to $7.70 per thousand cubic feet (Mcf) from $7.37 per Mcf in first quarter 2007. The first quarter average oil price was $80.74 per barrel, a 21% increase from last year=s first quarter average price of $66.62. Natural gas liquids prices averaged $52.98 per barrel for the quarter, 47% higher than the 2007 quarter average price of $35.97.

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XTO Energy Announces 1Q Earnings and Record Production

* * *

An Operations Overview detailing first quarter activities is available on the Company=s website at http://www.xtoenergy.com.

* * *

XTO Energy Inc. is a domestic energy producer engaged in the acquisition, development and discovery of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah, Louisiana, Mississippi and Montana.

1	Adjusted earnings and operating cash flow are non-GAAP financial measures. See the end of this release for further explanation and reconciliation of these measures.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President &	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

The Company=s first quarter 2008 earnings and operational review conference call will be broadcast live via Internet webcast at 4:00 P.M. ET (3:00 P.M. CT) on Wednesday, April 23, 2008. The webcast can be accessed on the Company=s website at http://www.xtoenergy.com.

Statements made in this news release, including those relating to final 2008 results, long-term growth, future value for stockholders, production growth target, creation of long-term value and opportunities in the acquisition market are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management=s assumptions and the Company=s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close previously announced acquisitions, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of and cost of obtaining drilling equipment and technical personnel, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, pipeline curtailments by third-parties and general market conditions. Further information on risks and uncertainties is available in the Company=s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

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XTO ENERGY INC.
(in millions, except production, per share and per unit data)	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
Consolidated Income Statements

REVENUES
Gas and natural gas liquids	$1,274	$872
Oil and condensate	379	274
Gas gathering, processing and marketing	20	22
Other	-	1
Total Revenues	1,673	1,169

EXPENSES
Production	193	129
Taxes, transportation and other	154	81
Exploration (a)	18	4
Depreciation, depletion and amortization	383	240
Accretion of discount in asset retirement obligation	7	5
Gas gathering and processing	21	19
General and administrative (b)	89	56
Derivative fair value (gain) loss (c)	(16)	(12)
Total Expenses	849	522

OPERATING INCOME	824	647

OTHER EXPENSE
Interest expense, net (d)	91	47

INCOME BEFORE INCOME TAX	733	600

INCOME TAX
Current (e)	115	106
Deferred	153	111
Total Income Tax Expense	268	217

NET INCOME	$465	$383

EARNINGS PER COMMON SHARE (f)
Basic	$0.94	$0.83
Diluted	$0.92	$0.82

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (f)
Basic	496.3	458.4
Diluted	503.8	465.2

Average Daily Production

Gas (Mcf)	1,707,607	1,263,514
Natural Gas Liquids (Bbls)	15,974	10,811
Oil (Bbls)	51,540	45,649
Natural Gas Equivalents (Mcfe)	2,112,686	1,602,276

Average Sales Prices (g)

Gas (per Mcf)	$7.70	$7.37
Natural Gas Liquids (per Bbl)	$52.98	$35.97
Oil (per Bbl)	$80.74	$66.62

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XTO ENERGY INC. (continued)
(in millions)	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
Consolidated Statement of Cash Flows Data

Net Income	$465	$383
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	383	240
Accretion of discount in asset retirement obligation	7	5
Dry hole expense	1	2
Non-cash incentive compensation	41	17
Deferred income tax	153	111
Non-cash derivative fair value (gain) loss	(14)	36
Other non-cash items	4	(1)
Changes in operating assets and liabilities	(83)	58

Cash Provided by Operating Activities	$957	$851

	March 31,	December 31,
	2008	2007
	(Unaudited)
Consolidated Balance Sheet Data

Cash and cash equivalents	$142	$-

Current Assets	$1,742	$1,287
Less:
Derivative fair value (h)	22	199
Deferred income tax benefit (h)	335	20
Current Assets, excluding derivative fair value and deferred income tax benefit	$1,385	$1,068

Net Property and Equipment	$19,071	$17,200

Total Assets	$21,294	$18,922

Current Liabilities	$2,338	$1,537
Less - Derivative fair value (h)	908	239

Current Liabilities, excluding derivative fair value	$1,430	$1,298

Long-term Debt	$6,468	$6,320

Total Stockholders’ Equity	$9,108	$7,941
Plus - Accumulated other comprehensive loss (h)	554	40

Total Stockholders’ Equity excluding accumulated other comprehensive loss	$9,662	$7,981

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XTO ENERGY INC.  (continued)

(a)	Includes geological and geophysical costs, as well as dry hole costs of $1 million in the three-month 2008 period and $2 million in the three-month 2007 period.

(b)	Includes non-cash incentive award compensation of $41 million in the three-month 2008 period and $17 million in the three-month 2007 period.

(c)	The derivative fair value (gain) loss comprises the change in fair value of the following derivative financial instruments not providing effective hedges (in millions):

	Three Months Ended March 31,
	2008	2007

Other non-hedge derivatives	$(29)	$2
Ineffective portion of hedge derivatives	13	(14)

Total derivative fair value (gain) loss	$(16)	$(12)

(d)	Net of capitalized interest of $7 million in the three-month 2008 period and $6 million in the three-month 2007 period.

(e)
The current income tax provision exceeds cash tax expense by the benefit realized upon exercise of stock options not expensed in the financial statements. This benefit, which is recorded in additional paid-in capital, was $62 million for the three-month 2008 period and $13 million for the three-month 2007 period.

(f)	All weighted average common share and earnings per common share amounts have been adjusted for the five-for-four stock split effected December 13, 2007.

(g)	Average sales prices include realized gains and losses upon cash settlement of hedge derivatives.

Realized gains and losses on non-hedge derivatives and on the ineffective portion of hedge derivatives are recorded as a component of derivative fair value (gain) loss (see (c) above). These non-hedge and ineffective derivative gains and losses are primarily related to the timing of entering basis swap agreements and designating them as hedges associated with NYMEX swaps. Had realized non-hedge and ineffective gains and losses, attributable to first quarter production, been recorded as gas, natural gas liquids and oil revenue, the average gas, natural gas liquids and oil prices would have been:

	Three Months Ended March 31,
	2008	2007

Gas (per Mcf)	$7.72	$7.77
Natural gas liquids (per Bbl)	52.96	35.97
Oil (per Bbl)	80.73	67.12

(h)
These adjustments are made to current assets, current liabilities and stockholders= equity because these items are recorded based on estimated derivative fair values and resulting unrealized gains and losses. Realized gains and losses will be based on commodity prices when related future production occurs. Net assets and equity to be recorded when future production occurs are not included in the balance sheet.

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XTO ENERGY INC.  (continued)
Non-GAAP Financial Measures

Adjusted Earnings

Adjusted earnings, a non-GAAP financial measure, excludes certain items that management believes affect the comparability of operating results. The Company discloses adjusted earnings as a useful adjunct to GAAP net income because:

B	Management uses adjusted earnings to evaluate the Company=s operational trends and performance relative to other oil and gas producing companies.

B	Adjusted earnings are more comparable to earnings estimates provided by securities analysts.

B
Items excluded generally are items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

The following reconciles GAAP net income to adjusted earnings:

(in millions, except per share amounts)	Three Months Ended March 31,
(Unaudited)	2008	2007

Net income	$465	$383

Adjustments, net of tax:
Non-cash derivative fair value (gain) loss	(9)	23

Adjusted earnings	$456	$406

Adjusted earnings per common share:
Basic	$0.92	$0.89
Diluted	$0.91	$0.87

Operating Cash Flow

Operating cash flow, a non-GAAP financial measure, is defined as cash provided by operating activities before changes in operating assets and liabilities and exploration expense. Because changes in operating assets and liabilities and exploration expense are excluded, this cash flow statistic is different from cash provided by operating activities, as disclosed under GAAP. Management believes operating cash flow is a better liquidity indicator for oil and gas producers because of the adjustments made to cash provided by operating activities, explained as follows:

B
Adjustment for changes in operating assets and liabilities eliminates fluctuations primarily related to the timing of cash receipts and disbursements, which can vary from period-to-period because of conditions the Company cannot control (for example, the day of the week on which the last day of the period falls), and results in attributing cash flow to operations of the period that provided the cash flow.

B
Adjustment for exploration expense is to provide an amount comparable to operating cash flow for full cost companies and to eliminate the effect of a discretionary expenditure that is part of the Company=s capital budget.

Management uses operating cash flow not only for measuring the Company=s cash flow and liquidity, but also in evaluating the Company against other oil and gas producing companies and valuing potential producing property acquisitions.

The following reconciles cash provided by operating activities, the GAAP cash flow measure, to operating cash flow:

(in millions)	Three Months Ended March 31,
(Unaudited)	2008	2007

Cash Provided by Operating Activities	$957	$851

Changes in operating assets and liabilities	83	(58)
Exploration expense, excluding dry hole expense	17	2

Operating Cash Flow	$1,057	$795

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